Exhibit 10.1

MILLBURN MULTI-MARKETS TRADING L.P.

SIXTH AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT

TABLE OF CONTENTS

Page

1. Continuation of Limited Partnership; Partnership Name.	1
2. Principal Place of Business.	1
3. Business.	2
4. Term, Dissolution and Fiscal Year.	3
5. Capital Contributions and Limited Partnership Interests.	3
6. Allocation of Profits and Losses.	4
7. Duties of the General Partner.	7
8. Reports to Limited Partners.	7
9. Non-Assignability and Withdrawal.	7
10. Special Power of Attorney.	9
11. Voluntary or Involuntary Withdrawal of a Partner; Removal of General Partner	10
12. No Personal Liability for Return of Capital.	11
13. Standard of Liability and Indemnification.	11
14. Additional Limited Partners.	11
15. Feeder Fund Subscriptions and Withdrawals.	11
16. Amendments with Consent of the General Partner.	12
17. Side Letters.	12
18. Governing Law.	12
19. Miscellaneous.	13

MILLBURN MULTI-MARKETS TRADING L.P.

SIXTH AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT

This Sixth Amended and Restated Limited Partnership Agreement (this “Agreement”) dated as of September 26, 2019, by and between Millburn Ridgefield Corporation, a Delaware corporation (the “General Partner”) and each other party who becomes a party to this Agreement whether by execution of a counterpart of this Agreement or by execution of a separate instrument pursuant to which such person agrees to be bound by the terms of this Agreement or otherwise, as an owner of a limited partnership interest (an “Interest”) and who is shown on the books and records of Millburn Multi-Markets Trading L.P. as a limited partner (individually, a “Limited Partner” and collectively, “Limited Partners”) (the General Partner and Limited Partners may be collectively referred to herein as “Partners”).

WITNESSETH:

WHEREAS, the parties hereto desire to continue a limited partnership for the purposes set forth herein;

WHEREAS, the Partnership was formed under the Delaware Revised Uniform Limited Partnership Act, as amended and in effect on the date hereof (the “Act”), pursuant to a Limited Partnership Agreement made as of September 15, 2004 and amended and restated as of January 1, 2007, December 19, 2008, November 1, 2009, December 31, 2013, and February 12, 2018 (the “Prior Agreement”), and the parties hereto desire to further amend and restate the Prior Agreement in its entirety;

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.         Continuation of Limited Partnership; Partnership Name.

The Partners do hereby continue a limited partnership under the Act. The name of the limited partnership is Millburn Multi-Markets Trading L.P. (the “Partnership”).

The General Partner has executed and filed a Certificate of Limited Partnership in accordance with the provisions of the Act and shall execute, file and record, as appropriate, such amendments, assumed name certificates and other documents as are or become necessary or advisable as determined by the General Partner, and shall take all steps which the General Partner may deem necessary or advisable to allow the Partnership to conduct business in any jurisdiction where the Partnership conducts business and to otherwise provide that Limited Partners will have limited liability with respect to the activities of the Partnership in all such jurisdictions. Each Limited Partner hereby undertakes to furnish to the General Partner a power of attorney which may be filed with the Certificate of Limited Partnership and any amendments thereto and such additional information as is required from it to complete such documents and to execute and cooperate in the filing or recording of such documents at the request of the General Partner, provided that no Limited Partner shall in any respect participate in the management of the Partnership. The General Partner shall have the authority to reorganize the Partnership, or to merge the Partnership into a new limited partnership organized under the laws of any State in the United States, provided that such reorganization or merger does not have a material adverse effect on the Limited Partners.

2.          Principal Place of Business.

The principal office of the Partnership shall be 55 West 46th Street, 31st Floor, New York, New York 10036, or such other place as the General Partner may designate.

The address of the registered office of the Partnership in the State of Delaware is c/o The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, Newcastle County, Delaware 19801, and the name and address of the registered agent for service of process on the Partnership in the State of Delaware is The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, Newcastle County, Delaware 19801.

The General Partner may change the registered office and registered agent of the Partnership upon notice to the Limited Partners.

3.         Business.

The Partnership business and purpose is to trade, buy, sell or otherwise acquire, hold or dispose of commodities and currencies including futures and forward contracts, options contracts, and any other rights pertaining thereto. The objective of the Partnership business is appreciation of its assets through speculative trading.

The Partnership shall have the following purposes, through its trading activities:

(a)       to purchase, sell, write and invest and trade in, within and without the United States, on margin or otherwise, government and government agency bonds, debentures, notes, letters of credit, bankers’ acceptances, commercial paper, other securities, rights and options, including puts and calls, with respect to any of the foregoing (collectively, “Securities”), including the making and covering of short sales of Securities;

(b)       to purchase, sell, write and invest and trade in, within or without the United States, on margin or otherwise, commodities, commodity futures and forward contracts and rights and options, including puts and calls, with respect to commodities and commodity futures and forward contracts (collectively, “Commodity Interests”), including the making and covering of short sales of Commodity Interests;

(c)       to purchase, sell and invest in all manner of physical and “spot” market commodities within and without the United States;

(d)       to purchase, sell, write and invest and trade in, within and without the United States, on margin or otherwise, foreign currencies, foreign currency futures contracts, foreign currency forward contracts and rights and options relating thereto (collectively, “Currency Interests”), including the making and covering of short sales of Currency Interests;

(e)       to lend monies to third parties;

(f)       to purchase, sell, write and invest and trade in, within and without the United States, on margin or otherwise, “swaps,” “swaptions,” “floors,” “collars,” “swap agreements” within the meaning of the Part 35 regulations of the Commodity Futures Trading Commission (“CFTC”), “hybrid instruments” within the meaning of the Part 34 regulations of the CFTC, and excluded derivative transactions, hybrid instruments and excluded swap transactions within the meaning of Section 2 of the Commodity Exchange Act and all manner of “over-the-counter” instruments, including the making and covering of short sales in any of the foregoing;

(g)       to engage in any form of trading or investment activity within or without the United States which the General Partner deems appropriate, without restriction or limitation, and to refrain from trading or investing in the General Partner’s absolute discretion;

(h)       to invest in partnerships or similar investment vehicles, including those organized to serve as master trading vehicles for the Partnership and/or other entities; and

(i)       to engage in any other lawful act or activity within or without the United States for which limited partnerships may be organized under the laws of the State in which the Partnership is then organized.

The Partnership shall have the power to enter into, make and perform all contracts and other undertakings, and engage in all activities and transactions as may be necessary or advisable to the carrying out of the foregoing purposes, including, without limitation, the power:

(aa)    to borrow money from banks, brokers or any of the Partners, and to secure the payment of any obligations of the Partnership by hypothecation or pledge of all or part of the assets of the Partnership;

(bb)             to exercise all rights, powers, privileges and other incidents of ownership or possession with respect to the assets of the Partnership;

(cc)             to open, maintain and close bank, brokerage and other accounts;

(dd)             to maintain one or more offices within or without the State of Connecticut and in connection therewith to rent or acquire office space, engage personnel and do such other acts as the General Partner may deem to be advisable or necessary in connection with such offices and personnel, all at the Partnership’s expense; and

(ee)             to take such actions as the General Partner may deem to be necessary or advisable in connection with the foregoing, including the retention and appointment of agents, independent contractors, attorneys, accountants, investment counselors and independent board members (which may serve the Partnership in advisory and/or oversight capacities) and the preparation and filing of all Partnership tax returns.

4.                  Term, Dissolution and Fiscal Year.

(a)                Term. The term of the Partnership commenced on the day the Certificate of Limited Partnership was filed with the Office of the Secretary of State of the State of Delaware pursuant to the provisions of the Act and shall end upon the first to occur of the following: (1) withdrawal, insolvency, bankruptcy or dissolution of the General Partner; or (2) any event which shall make it unlawful for the existence of the Partnership to continue.

(b)               Dissolution.  Upon the occurrence of an event causing the termination of the Partnership, the Partnership shall terminate and be dissolved. Dissolution, payment of creditors and distribution of the Partnership assets shall be effected in accordance with the Act, and the General Partner and each Limited Partner (and any assignee the assignment to which the General Partner has consented) shall share in the assets of the Partnership pro rata in the ratio of the total of each Partner’s capital account to the total of all Partners’ capital accounts, less any amount owed by such Partner (or assignee) to the Partnership. For this purpose the New Profit memo account (as defined in Paragraph 6(a)) shall be added to the capital account of the General Partner.

(c)                Fiscal Year.  The fiscal year of the Partnership shall begin January 1 of each year and end on December 31 of each year.

5.                  Capital Contributions and Limited Partnership Interests.

(a)                Partners’ Contributions.  The General Partner shall maintain a sufficient investment in the Partnership for the Partnership to be treated as a partnership for federal income tax purposes. Each Partner shall contribute cash to the Partnership, which shall constitute the initial balance of such Limited Partner’s capital account. The General Partner shall have discretion to accept other assets valued at fair market value. The aggregate of all contributions shall be available to the Partnership to carry on its business and no interest shall be paid on any such contribution.

(b)                Offering of Limited Partnership Interests.   Interests may be sold by the General Partner or its agents on behalf of the Partnership, at the General Partner’s discretion, to persons desiring to become Limited Partners. The amount of the purchase price of an Interest shall constitute a Limited Partner’s initial capital contribution. The aggregate of all contributions shall be available to the Partnership to carry on its business and no interest shall be paid on any such contribution. There is no maximum amount of funds which may be contributed to the Partnership.

(c)                 Limited Liability of Limited Partners.  Each Interest, when purchased by a Limited Partner, and any additional capital contributions to the Partnership, shall be fully paid and non-assessable. No Limited Partner shall be liable for Partnership obligations in excess of the capital contributed by it, plus its share of profits, if any, including its obligation, as required by law under certain circumstances, to return to the Partnership distributions and returns of contributions. Each Limited Partner hereby agrees with the General Partner that, upon written demand therefor by the General Partner, such Limited Partner will promptly return to the Partnership all amounts for which such Limited Partner may be liable to the Partnership or its creditors under the Act.

(d)                Return of Limited Partners’ Capital Contributions.  Except to the extent that a Limited Partner shall be entitled to withdraw capital through the withdrawal of all or a portion of an Interest in accordance with the terms of this Agreement, no Limited Partner shall have any right to demand the return of its capital contribution or any profits added thereto, except upon termination and dissolution of the Partnership. In no event shall a Limited Partner be entitled to demand or receive property other than cash.

(e)                 Distributions.  The General Partner shall have sole discretion in determining what distributions, if any, the Partnership will make to its Limited Partners. No Limited Partner shall have the right to demand or receive property other than cash upon withdrawal of all or part of such Limited Partner’s capital account. The Partnership may pay all distributions (including distributions made in respect of withdrawals) in cash or in kind.

(f)                  Contributions by Employee Benefit Plans and Plan Asset Entities.  The General Partner intends not to accept contributions for Interests if doing so would cause the Partnership to hold “plan assets” for purposes of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), or Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to an employee benefit plan subject to ERISA or with respect to any plan or account subject to Section 4975 of the Code. If rejection of subscriptions by any person, including but not limited to any such employee benefit plan, such other plan or account, or entities that are treated as holding such plan assets, is necessary to avoid causing the assets of the Partnership to be such plan assets, the General Partner will effect such rejections as the General Partner, in its sole discretion, determines.

6.                  Allocation of Profits and Losses.

(a)               Capital Accounts and New Profit Memo Account; Sub-Accounts.  A capital account shall be established for each Partner. The initial balance of each Partner’s capital account shall be the amount of its initial contribution to the Partnership. A memo account shall be established solely for bookkeeping purposes (the “New Profit memo account”), and no Partner shall be entitled to or have the right to withdraw any amount credited to the New Profit memo account, except as set forth in Paragraph 6(c) and in the event of dissolution of the Partnership pursuant to Paragraph 4(b). The General Partner may establish sub-accounts with respect to any Partner’s capital account with the consent of such Partner.

(b)                Monthly and Yearly Allocations.  As of the close of business (as determined by the General Partner) of the last day of each month or of the fiscal year, as the case may be, the following determinations and allocations shall be made:

(1)	The Net Assets of the Partnership (as defined in Paragraph 6(d)(1)) shall be determined.
(2)	Subject to subparagraphs (3) and (4), any increase or decrease in Net Assets as of the end of the month, including net interest income and before deduction of the Management Fee as defined in, and payable to the General Partner pursuant to, Paragraph 6(f), shall be credited or charged to the capital accounts of each Partner and the New Profit memo account in the ratio that the balance of each such account, bears to the balance of all such accounts. All such credits or charges to a Partner’s capital account shall then be credited or charged to each sub-account thereof, if any, in the ratio that the balance of such sub-account bears to the balance of all sub-accounts attributable to such capital account.
(3)	The Management Fee payable by the Partnership to the General Partner pursuant to Paragraph 6(f) shall be charged (at the rate agreed upon by the General Partner and the applicable Limited Partner if different from that set forth in Paragraph 6(f)) to the capital accounts of the Limited Partners.
(4)	The General Partner’s profit share shall be calculated separately with respect to each Interest as of the end of a fiscal year (or when all or a portion of an Interest is withdrawn) and shall equal: (i) 20% of any increase in Trading Profits (as defined in Paragraph 6(d)(2)) over the previous high point in Trading Profits as of a date on which a Profit Share was paid with respect to such Interest (or $0 if no Profit Share has been paid with respect to such Interest) or (ii) such other amount as set forth in a writing delivered to a Limited Partner in connection with such Limited Partner’s subscription for an Interest or otherwise in a written agreement between a Limited Partner and the General Partner (the “Profit Share”). The amount of the Profit Share shall be deducted from each Limited Partner’s capital account and added to either the General Partner’s capital account or, as described below, the New Profit memo account. The General Partner’s Profit Share with respect to Interests withdrawn as of a month-end other than a fiscal year-end shall be computed and allocated to the General Partner as though the month-end were a fiscal year-end, and the amount of the Profit Share shall be deducted from the withdrawing Limited Partner’s capital account and added to the New Profit memo account. Notwithstanding the foregoing or anything to the contrary in this Agreement, the General Partner may waive, reduce or rebate the General Partner’s Profit Share in respect of any Limited Partner that is an affiliated person of the General Partner, or any other Limited Partner or with respect to sub-accounts, without entitling any other Limited Partner to a similar waiver, reduction or rebate. The Profit Share may, upon the mutual agreement of the General Partner and the affected Partner, be tracked and charged separately with respect to each sub-account associated with a Partner’s Interest as if such sub-account were a separate capital account.

(5)	The amount of any distribution to a Limited Partner, any amount paid to a Limited Partner on withdrawal of all or a portion of an Interest, or the amount of any withdrawal by the General Partner shall be charged to that Partner’s capital account (and such charge to be allocated among the applicable sub-accounts thereof, if any).

(c)                 Allocation of Profit and Loss for Federal Income Tax Purposes. In each fiscal year, items of income, deduction, gain or loss that are recognized for income tax purposes (including any capital gain or loss required to be taken into account under Section 1256 of the Code) shall be allocated among the Partners in such manner as to reflect equitably amounts credited to or charged against each such Partner’s capital account, whether in such fiscal year or in prior fiscal years. To this end, the Partnership shall establish and maintain records which shall show the extent to which the capital account and any sub-account thereof of each Partner is, as of the last day of each fiscal year or any other applicable period, comprised of amounts which have not been reflected in the taxable income of such Partner.

Notwithstanding the generality of the foregoing, net capital gain shall be allocated first to the General Partner (i) up to the amount of the General Partner’s Profit Share for the year under Paragraph 6(b)(4) and then (ii) up to the amount of any balance in the New Profit memo account. Amounts equal to any allocations of capital gain pursuant to this subparagraph shall be credited to the General Partner’s capital account and, where applicable, there shall be a corresponding charge to the New Profit memo account. Any balance in such memo account after such charges shall remain in such memo account.

The General Partner may, in its sole discretion, elect to use an “aggregate” allocation method permitted under Sections 704(b) and (c) of the Code and the regulations thereunder; otherwise, to the extent deemed by the General Partner to be feasible and equitable, taxable income and gains in each fiscal year shall be allocated among the Partners who have benefited from the Partnership’s income and gains, and tax deductions and losses in each fiscal year shall be allocated among the Partners who have borne the Partnership’s deductions and losses.

In the event a Partner withdraws a portion or the entire balance of such Partner’s capital account, the General Partner may in its sole discretion make a special allocation to the Partner for federal income tax purposes of the gains or losses recognized by the Partnership. The allocation of such gains shall be in such a manner as will reduce the amount, if any, by which the balance of such Partner’s capital account and any sub-account (or, with respect to a partial withdrawal, the portion thereof attributable to the portion of the Interest being withdrawn) exceeds its federal income tax basis in its Interest (or, with respect to a partial withdrawal, the portion thereof being withdrawn) before such allocation. The allocation of such losses shall be in such a manner as will reduce the amount, if any, by which the balance of such Partner’s federal income tax basis in its Interest (or, with respect to a partial withdrawal, the portion thereof being withdrawn) exceeds its capital account (or, with respect to a partial withdrawal, the portion thereof attributable to the portion of the Interest being withdrawn) before such allocation.

Any elections or other decisions relating to allocations under this Paragraph 6(c) will be made in any manner that the General Partner determines reasonably reflects the purpose and intention of this Agreement. The tax allocations set forth in this Paragraph 6(c) are intended to allocate items of Partnership income, gains, losses and deductions (ordinary, short-term and long-term) in accordance with Sections 704(b) and (c) of the Code.

(d)            Definitions; Accounting.

(1)	Net Assets of the Partnership shall mean the sum of all cash, plus treasury bills, notes or other securities at market value, plus the market value of all open futures, forward, over the counter swap or other trading positions maintained by the Partnership, less all liabilities of the Partnership determined in accordance with the accounting principles set forth below. Net Assets of the Partnership shall be determined in accordance with generally accepted accounting principles under the accrual basis of accounting. The market value of all Partnership assets and liabilities, for all purposes hereunder, shall be determined in accordance with the General Partner’s Valuation Policies and Procedures, a copy of which is available to Limited Partners upon request. The General Partner may reduce the valuation of any asset by reserves established to reflect contingencies, liabilities, uncertain valuations or other factors, which the General Partner determines, in its absolute discretion, reduce, or might reduce, the value of such asset. All determinations of value by the General Partner shall be final and conclusive as to all Partners, absent bad faith, and the General Partner shall be absolutely protected in relying upon valuations furnished to the General Partner by third parties believed by the General Partner, without independent investigation, to be made in good faith and reliable.
(2)	Trading Profits shall mean, with respect to each Interest or any sub-account associated therewith, the cumulative net realized and unrealized gain or losses in the value of such Interest or sub-account, including interest income, reduced by fees (other than any Profit Share) payable to the General Partner and other Partnership expenses. Trading Profits, including the high point in Trading Profits (and any loss carryforward for purposes of calculating any increase in Trading Profits) with respect to an Interest and any associated sub-account will be proportionally reduced by distributions or withdrawals with respect to such Interest and such sub-account if applicable.

(e)        Expenses.   The Partnership shall bear all of its own expenses, including, but not limited to: (a) the Management Fee payable to the General Partner; all other expenses that the General Partner reasonably determines to be incurred in connection with the Partnership’s investment activities; any taxes to which the Partnership is subject; regulatory fees and interest charges; and (b) amounts due to persons not affiliated with the General Partner for providing operating, administrative, custody, legal, accounting, audit and tax services to the Partnership or to the General Partner with respect to the activities of the Partnership; registration and filing fees; and the cost of the ongoing offering of the Interests.

With respect to all expenses enumerated in item (b) of the first paragraph of this Paragraph 6(e), the General Partner shall bear any excess over a monthly amount equal to one-twelfth of 0.25% (0.25% per annum) of the month-end net asset value of the Partnership; provided, however, that such limitation shall not include any extraordinary expenses (including, without limitation, any litigation-related or indemnification expenses) incurred by the Partnership, which shall be paid by the Partnership. Appropriate reserves may be created, accrued and charged to the Partners’ capital accounts and any sub-accounts thereof for contingent liabilities, if any, as of the date any such contingent liability becomes known to the General Partner.

(f)            Management Fee Payable to the General Partner.  The Partnership shall pay the General Partner, with respect to each Limited Partner, management fees at a fixed monthly rate of one-twelfth of 2% (2% annually) of the net asset value of each Limited Partner’s capital account as of the end of each month (including any Interests withdrawn as of the end of the month) (the “Management Fee”), without reduction for any capital withdrawal, distributions, any fees payable to third party selling agents, any accrued Profit Share or the Management Fee then being calculated. The Management Fee charges shall be deducted from the respective capital accounts of the Limited Partners and shall be prorated for partial months. The General Partner may waive, reduce or rebate Management Fees payable to the General Partner in respect of any Limited Partner that is an affiliated person of the General Partner, or any other Limited Partner or with respect to sub-accounts, without entitling any other Limited Partner to a similar waiver, reduction or rebate.

The General Partner may charge a higher Management Fee to any Limited Partner after full disclosure of such fee to, and with the consent of, that Limited Partner.

(g)                Prior Period Adjustments. The General Partner may determine to treat any liability or expenditure of the Partnership which becomes fixed or is incurred in an accounting period subsequent to the accounting period to which such liability or expenditure relates as either (i) arising in the accounting period in which such liability becomes fixed or such expenditure is incurred or (ii) arising in such prior accounting period, in which case such liability or expenditure shall be charged to persons who were Partners during such prior accounting period (whether or not such persons are Partners during the accounting period in which such liability is fixed or such expenditure is incurred) in accordance with the ratio such Partners’ capital accounts bear to the balance of all capital accounts as of the beginning of such prior accounting period, and the Partnership may collect amounts previously distributed to such persons in accordance with the provisions of Paragraph 9(e).

(h)                Notwithstanding the foregoing, the Partnership, in the sole discretion of the General Partner, may offer Interests in series or classes subject to different terms from those set forth herein.

7.                   Duties of the General Partner.

(a)                Management of the Partnership.  The General Partner, to the exclusion of the Limited Partners, shall conduct and manage the business of the Partnership. The General Partner on behalf of the Partnership shall in its sole discretion make all investment decisions regarding the Partnership. No person dealing with the General Partner shall be required to determine its authority to make any undertaking on behalf of the Partnership, nor to determine any facts or circumstances bearing upon the existence of its authority. No Limited Partner, as such, shall be entitled to any salary, draw or other compensation from the Partnership.

(b)                Services of Third Parties.  The General Partner may engage and compensate on behalf of the Partnership from funds of the Partnership (subject to Paragraph 6(e)) such persons, firms or corporations, including any affiliated person or entity or any other person or entity, as the General Partner in its sole judgment shall deem advisable for the conduct and operation of the business of the Partnership.

(c)                 Limitation on Trading Activity of the General Partner.  In no case shall the General Partner or any of its principals take advantage of their knowledge of trades made or contemplated on behalf of the Partnership for their own trading; nor shall they knowingly trade in any manner to the detriment of the Partnership, either directly or indirectly, or in any manner take any advantage of their position with respect to the Partnership. Direct trading between the Partnership and any account of, or managed by, the General Partner or any of its principals is prohibited.

8.                   Reports to Limited Partners.

The General Partner shall keep and retain such books and records relating to the business of the Partnership as the General Partner may deem necessary or advisable and as may be required by law, including the rules and regulations of the CFTC. The Partnership books shall be audited annually by an independent certified public accountant. The Partnership will cause each Partner to receive as soon as practicable after the close of each fiscal year certified financial statements of the Partnership for the fiscal year then ended. In addition, the General Partner will report monthly to each Limited Partner the following information: the value of such Limited Partner’s Interest, and such other information as the General Partner may deem appropriate and as may be required by the rules and regulations of the CFTC.

9.                   Non-Assignability and Withdrawal.

(a)                Non-Assignability.  Each Limited Partner expressly agrees that it (i) is purchasing an Interest for investment and not with a view to the assignment, transfer or disposition of any part of the Interest and (ii) will not assign, transfer or otherwise dispose of, by gift or otherwise, any of its Interest or any part or all of its right, title and interest in the capital or profits of the Partnership without giving written notice of the assignment, transfer or disposition to the General Partner, which notice shall include evidence satisfactory to the General Partner that the proposed assignment, transfer or disposition is exempt from registration under the Securities Act of 1933, as amended, and receiving the prior written consent of the General Partner. No assignee, except with the consent of the General Partner (which consent may be withheld at its sole and absolute discretion), may acquire any rights against the Partnership. If an assignment, transfer or disposition occurs by reason of the death of a Limited Partner or assignee, or by operation of law, such written notice may be given by the duly authorized representative of the estate of the Limited Partner or assignee and shall be supported by such proof of legal authority and valid assignment as may reasonably be requested by the General Partner. The General Partner need not, however, consent to any such assignment, but may elect instead to require the mandatory withdrawal of any Interest which would otherwise be assigned.

Each Limited Partner agrees that with the consent of the General Partner any assignee may become a substituted Limited Partner without the further act or consent of any Limited Partner. Each Limited Partner agrees that it has no right to consent to and will not consent to any person’s or entity’s becoming a substituted Limited Partner, except as set forth in the preceding sentence. If the General Partner withholds consent, an assignee shall not become a substituted Limited Partner and shall not have any of the rights of a Limited Partner, except that the assignee shall be entitled to receive that share of capital or profits and shall have that right of withdrawal to which its assignor would otherwise have been entitled and shall remain subject to the other terms of this Agreement binding upon Limited Partners. An assigning Limited Partner shall remain liable to the Partnership as provided in the Act, regardless of whether its assignee becomes a substituted Limited Partner.

(b)                Withdrawals.  A Limited Partner (or any assignee thereof) may withdraw any part or all of its capital and undistributed profits, if any, from the Partnership effective as of the end of the first month ending at least fifteen days after a request for withdrawal in acceptable form has been delivered to the General Partner. The General Partner may, in its discretion, permit withdrawals (i) on shorter notice or (ii) as of a date other than a month-end. Upon withdrawal, a Limited Partner (or any assignee thereof) shall receive an amount equal to the value of the Interest withdrawn as of the effective date of withdrawal, less any amount owing by such Partner (and its assignee, if any) to the Partnership pursuant to Paragraph 13(c). An assignee shall not be entitled to withdraw until the General Partner has received written notice of and has consented to (as described in subparagraph (a) above) the assignment, transfer or disposition under which the assignee claims an interest in the Interest to be withdrawn and shall have no claim against the Partnership or the General Partner with respect to distributions or amounts paid on withdrawal of an Interest prior to the receipt by the General Partner of such notice. Payment will be made within a reasonable time of the date of withdrawal. In the event of a default or delay in payments due the Partnership from commodity brokers, banks or other persons, or under similar circumstances, the Partnership may in turn delay payment to Limited Partners requesting withdrawal of Interests of the proportionate part of the value of the Interests represented by the sums which are the subject of such default or delay.

(c)                 Suspension of the Determination of Net Assets and Withdrawals. Anything herein to the contrary notwithstanding, the General Partner may suspend the determination of Net Assets and/or suspend withdrawals of Interests in whole or in part by reason of: (i) a withdrawal that would result in violation by the Partnership, the General Partner or any of their respective affiliates of applicable securities or commodities laws or regulations or any other law of the United States or any other jurisdiction applicable to the Partnership, the General Partner or any of their respective affiliates (including but not limited to anti-money laundering laws and regulations applicable to the Partnership, the General Partner or any of the other service providers of the Partnership); (ii) any exchange or quotation system on which a significant portion of the assets of the Partnership is regularly traded or quoted is closed (other than for holidays) or trading thereon is generally suspended or limited; (iii) the prices or values of any assets of the Partnership cannot reasonably be promptly and accurately ascertained for any reason; (iv) trading by the Partnership, any exchange or quotation system is suspended or limited and the General Partner determines that such suspension or limitation is material to the Partnership; (v) it is not possible to determine the exact Net Assets of the Partnership; (vi) the General Partner determines in its sole discretion that a withdrawal could result in assets of the Partnership becoming “plan assets” under ERISA or Section 4975 of the Code; or (vii) in order to effect orderly liquidation of the Partnership necessary to effect withdrawals. No interest will be paid with respect to amounts affected by suspension of the determination of Net Assets or withdrawals.

Notice of any suspension will be given to any Limited Partner who has requested a withdrawal. If a withdrawal request is not withdrawn by a Limited Partner following notification of a suspension, the withdrawal will be effective as of the end of the first month ending at least fifteen days after the termination of the suspension.

(d)                Notwithstanding anything to the contrary in this Agreement, the General Partner, by written notice to any Limited Partner, may suspend payment of withdrawal proceeds to such Limited Partner if the General Partner reasonably deems it necessary to do so to comply with anti-money laundering laws and regulations applicable to the Partnership, the General Partner or any of the Partnership’s other service providers.

(e)                 Chargebacks to Current or Former Partners. Even if a Limited Partner has rightfully received the return in whole or in part of its capital account, whether upon withdrawal or distribution, it shall nevertheless remain liable to the Partnership for any sum, not in excess of the amount returned, plus interest from the date of withdrawal or distribution in an amount deemed equitable by the General Partner for loans of comparable maturity, to the extent necessary to discharge such Partner’s allocable share of any loss, liability or expense attributable to events arising before such return. Any Limited Partner found liable to the Partnership under this Paragraph 9(e) shall also be liable for any and all costs and expenses incurred by the Partnership, including but not limited to attorneys’ fees and costs of litigation, in connection with seeking the return of the amounts due hereunder.

Each Partner agrees, by subscribing for an Interest, to repay, if such Partner has withdrawn capital or received a distribution from the Partnership, and irrespective of whether such Partner remains a Partner, to the Partnership any amount (including interest from the date of withdrawal or distribution) which the General Partner may reasonably determine to be due to the Partnership from such Partner, for example, due to any claims arising (prior or subsequent to such Partner’s withdrawal from the Partnership) relating to events or circumstances (whether known or unknown at the time of such Partner’s withdrawal) in existence while such Partner was a Partner in the Partnership, or in the event that the net asset value at which such Partner was permitted to withdraw is later determined to have been overstated or otherwise miscalculated due to circumstances, whether known or unknown to the General Partner, in effect as of the date of such whole or partial withdrawal. In no event shall any provision of this Paragraph 9(e) require any Limited Partner to repay to the Partnership any amounts in excess of the amounts distributed to such Limited Partner by the Partnership or withdrawn from the Partnership by such Limited Partner, plus interest thereon as provided above.

(f)                  No Guarantee of Return of Capital. No provision of this Agreement shall be construed as guaranteeing the return, either by the General Partner or by the Partnership, of all or any part of the capital contributions made to the Partnership by any Limited Partner.

10.                Special Power of Attorney.

Each Limited Partner by the execution of this Agreement (directly or by power of attorney), or by otherwise acquiring an Interest and becoming a Limited Partner in accordance with the terms hereof, does hereby irrevocably constitute and appoint the General Partner, with power of substitution, as its true and lawful attorney-in-fact, in its name, place and stead, to execute, acknowledge, swear to, file and record on its behalf in the appropriate public offices (i) this Agreement and a Certificate of Limited Partnership including amendments thereof; (ii) all instruments which the General Partner deems necessary or appropriate to reflect any amendment, change or modification of the Partnership in accordance with the terms of this Agreement; (iii) certificates of assumed name; and (iv) customer agreements with commodity brokerage firms. The Power of Attorney granted herein shall be irrevocable and deemed to be a power coupled with an interest and shall survive the incapacity or death of a Limited Partner. Each Limited Partner hereby agrees to be bound by any representation made by the General Partner and by any successor thereto, acting in good faith pursuant to such Power of Attorney, and each Limited Partner hereby waives any and all defenses which may be available to contest, negate or disaffirm the action of the General Partner and any successor thereto, taken in good faith under such Power of Attorney. Each Limited Partner agrees to execute a special Power of Attorney on a document separate from this Agreement. In the event of any conflict between this Agreement and any instrument filed by such attorney pursuant to the Power of Attorney granted in this Paragraph, this Agreement shall control.

11.                Voluntary or Involuntary Withdrawal of a Partner; Removal of General Partner

(a)                Subject to Paragraph 11(b), the Partnership shall terminate and be dissolved upon the withdrawal, insolvency or dissolution of the General Partner. The General Partner agrees that it will not voluntarily withdraw as General Partner of the Partnership except upon six months’ written notice to the Limited Partners, or with the consent of the owners of more than fifty percent of the aggregate value of outstanding Interests. The death, incompetency, withdrawal, insolvency or dissolution of a Limited Partner shall not terminate or dissolve the Partnership and such Limited Partner, its estate, custodian or personal representative shall have no right to withdraw the value of such Limited Partner’s Interest except as provided in Paragraph 9 hereof. Any Limited Partner may be required to withdraw its Interest and withdraw as a Limited Partner as of the end of any month on ten days’ written notice at the sole discretion of the General Partner. In addition, the General Partner may require a Limited Partner to withdraw all or a portion of such Limited Partner’s Interest if the General Partner considers doing so to be desirable for the protection of the Partnership, and will do so to the extent necessary to prevent the Partnership from holding “plan assets” for purposes of ERISA or Section 4975 of the Code with respect to any “employee benefit plan” subject to ERISA or with respect to any plan or account subject to Section 4975 of the Code. Any mandatory withdrawals effected to avoid causing the Partnership to hold “plan assets” will be effected in such manner as the General Partner, in its sole discretion, determines. The General Partner will attempt to give all affected Limited Partners prior notice of such mandatory withdrawal but may effect such withdrawal without prior notice. Each Limited Partner (and any other assignee) expressly agrees that in the event of its death, it waives on behalf of itself and its estate, and directs the legal representatives of its estate and any person interested therein to waive, the furnishing of any inventory, accounting or appraisal of the assets of the Partnership and any right to an audit or examination of the books of the Partnership. Nothing in this Paragraph 11 shall, however, waive any right given elsewhere in this Agreement for a Limited Partner to be informed of the Net Assets of the Partnership and the value of such Limited Partner’s Interest, to receive periodic reports, audited financial statements and other information from the General Partner or the Partnership or to withdraw or transfer an Interest.

(b)                Removal of General Partner

     (1) The General Partner may be removed as general partner upon an affirmative vote of Limited Partners owning more than fifty percent of the aggregate value of the Interests then owned by Limited Partners. Solely for purposes of the preceding sentence, Limited Partner Interests owned by the General Partner, its affiliates and their respective officers and employees shall be deemed not to be owned by Limited Partners. Following such a vote, the Limited Partners may elect a replacement General Partner upon the affirmative vote of Limited Partners owning more than fifty percent of the aggregate value of the Interests then owned by Limited Partners.

      (2) Upon the occurrence of a vote to remove and replace the General Partner in accordance with Paragraph 11(b)(1), the General Partner being removed and replaced shall be entitled to a Profit Share (as described in Paragraph 6(b)(4)) as of the date as of which the removal is effective, in accordance with Paragraph 6(b)(4), to the same extent as if the date as of which the removal is effective was a fiscal year-end.

12.                No Personal Liability for Return of Capital.

The General Partner shall not be personally liable for the return or payment of all or any portion of the capital or profits of any Partner (or assignee), it being expressly agreed that any such return of capital or profits made pursuant to this Agreement shall be made solely from the assets (which shall not include any right of contribution from the General Partner) of the Partnership.

13.                Standard of Liability and Indemnification.

(a)                Standard of Liability.  The General Partner and its affiliates shall have no liability to the Partnership or to any Partner for any loss suffered by the Partnership which arises out of any action or inaction of the General Partner or its affiliates if the General Partner or its affiliates, in good faith, determined that such course of conduct was in the best interest of the Partnership and such course of conduct did not constitute fraud, gross negligence or reckless or intentional misconduct of the General Partner or its affiliates.

(b)                Indemnification of General Partner.  The Partnership shall indemnify, defend and hold harmless the General Partner and its affiliates, principals and employees from and against any loss, liability, damage, cost or expense (including legal fees and expenses incurred in defense of any demands, claims or lawsuits) arising from actions or omissions concerning business or activities undertaken by or on behalf of the Partnership from any source, including without limitation any demands, claims or lawsuits initiated by a Limited Partner (or assignee) or resulting from or relating to the offer and sale of Interests; provided that the conduct which was the basis for such liability was not found by a court of competent jurisdiction upon entry of a final judgment to be the result of fraud, gross negligence or reckless or intentional misconduct. Nothing contained herein shall increase the liability of any Limited Partner to the Partnership beyond the amount of its capital and profits, if any, in the Partnership. All rights to indemnification and payment of legal fees and expenses shall not be affected by the termination of the Partnership or the withdrawal or insolvency of the General Partner.

Indemnification of amounts reasonably claimed to be due to an indemnified party hereunder shall be advanced to such party upon such party’s written undertaking to repay, without interest, the amounts so advanced in the event, and to the extent, that indemnification is determined not to be due hereunder.

Notwithstanding the foregoing, federal and state securities laws, and other applicable law, impose liabilities under certain circumstances on persons who act in good faith. Therefore, nothing herein shall in any way constitute a waiver or limitation of any rights which the Partnership or the Limited Partners may have under the securities laws or other applicable law.

(c)                 Indemnification of Partnership.  In the event the Partnership is made a party to any claim, dispute or litigation or otherwise incurs any loss or expense as a result of or in connection with any Partner’s (or assignee’s) obligations or liabilities unrelated to the Partnership’s business, such Partner (or assignees cumulatively) shall indemnify and reimburse the Partnership for all loss and expense incurred, including reasonable attorneys’ fees.

14.                Additional Limited Partners.

The Partnership may from time to time offer and sell additional Interests at the sole discretion of the General Partner. A subscriber for an Interest shall become a Limited Partner upon the acceptance of the subscription price for such Interest by the Partnership.

15.                Feeder Fund Subscriptions and Withdrawals.

When an investor in either Millburn Multi-Markets Fund L.P. or Millburn Multi-Markets Ltd. (together, the “Feeder Funds”) delivers a subscription agreement to such Feeder Fund, the Feeder Fund shall be deemed to have made a subscription to the Partnership with respect to such investor. Similarly, a Feeder Fund investor’s request for a withdrawal or redemption from such Feeder Fund shall be deemed to serve as the Feeder Fund’s request for withdrawal from the Partnership with respect to any Interests corresponding to such Feeder Fund investor. The subsequent withdrawal of the Feeder Fund from the Partnership and the withdrawal or redemption of the investor from the Feeder Fund shall occur back-to-back.

16.                Amendments with Consent of the General Partner.

If at any time during the term of the Partnership the General Partner shall deem it necessary or desirable to amend this Agreement, such amendment shall be effective if embodied in an instrument approved by the General Partner and by Limited Partners owning more than fifty percent of the aggregate value of the Interests then owned by Limited Partners. Any such supplemental or amendatory agreement shall be adhered to and have the same effect from and after its effective date as if the same had originally been embodied in and formed a part of this Agreement; provided, however, that no such supplemental or amendatory agreement shall, without the consent of all affected Limited Partners, modify the percentage of profits, losses or distributions to which any Partner is entitled. In addition, reduction of the capital account of any Partner or assignee or modification of the percentage of profits, losses or distributions to which any Partner or assignee is entitled hereunder shall not be effected by amendment or supplement to this Agreement without such Partner’s or assignee’s consent. Any amendment of the two immediately preceding sentences shall require the consent of all Partners. For purposes of obtaining approval of any proposed amendment to this Agreement requiring less than unanimous consent or not requiring specific consent, the General Partner may require a response within a specified time, but not less than fifteen (15) days, and failure by any Limited Partner to respond within such time Period shall constitute approval of such proposed amendment. The foregoing notwithstanding, the General Partner may amend this Agreement without the consent of the Limited Partners to clarify any inaccuracy or ambiguity or reconcile any inconsistency or with respect to administrative matters; to preserve the status of the Partnership as a partnership for federal income tax purposes; to prevent the Partnership from becoming subject to the Investment Company Act of 1940, as amended; to avoid the assets of the Partnership being treated for any purpose of ERISA or Section 4975 of the Code as assets of any “employee benefit plan” as defined in and subject to ERISA or of any “plan” as defined in and subject to Section 4975 of the Code (or any corresponding provisions of succeeding law) or to avoid the Partnership’s engaging in a prohibited transaction as defined in Section 406 of ERISA or Section 4975 of the Code; and to make any other change that does not have a material adverse impact on the Limited Partners, including, but not limited to, setting forth the terms upon which additional series or classes of Interests are offered.

17.                Side Letters.

The General Partner may, in its sole and absolute discretion, enter into, or cause the Partnership to enter into letter agreements or other writings with individual Limited Partners that have the effect of establishing rights under, or altering or supplementing, the terms of, this Agreement (collectively, “Side Letters”). Any rights established, or any terms of this Agreement altered or supplemented in a Side Letter with a Limited Partner shall govern with respect to such Limited Partner notwithstanding any other provision of this Agreement. Such Side Letters or other writings may establish terms that are more or less favorable to such Limited Partner than those available to others. Neither the Partnership nor the General Partner shall be obligated to enter into any such Side Letter or other writing, and, if the Partnership or the General Partner enters into any such Side Letter or other writing with a Limited Partner, neither the Fund nor the General Partner is obligated to offer comparable terms, Side Letters or other writings to other Limited Partners or prospective Limited Partners.

18.                Governing Law.

THE VALIDITY AND CONSTRUCTION OF THIS AGREEMENT SHALL BE DETERMINED AND GOVERNED BY THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW.

19.                Miscellaneous.

(a)                Priority Among Limited Partners.   Except as otherwise provided in this Agreement, no Limited Partner shall be entitled to any priority or preference over any other Limited Partner in regard to the affairs of the Partnership.

(b)                Notices.   All notices under this Agreement, other than reports by the General Partner to the Limited Partners, shall be in writing and shall be effective upon personal delivery, or if sent by registered or certified mail, postage prepaid, addressed to the last known address of the party to whom such notice is to be given, then upon the deposit of such notice in the United States mail. Reports by the General Partner to the Limited Partners shall be in writing and shall be sent by first class mail to the last known address of each Limited Partner or, if agreed by the Limited Partner, by e-mail or other electronic form of distribution.

(c)                 Binding Effect.   This Agreement shall inure to and be binding upon all of the parties, their successors, assigns as permitted herein, custodians, executors, administrators, estates, heirs, legal survivors and personal representatives. For purposes of determining the rights of any Partner or assignee hereunder, the Partnership and the General Partner may rely upon the Partnership records as to who are Partners and assignees and all Partners and assignees agree that their rights shall be determined and that they shall be bound thereby.

(d)                Captions.   Captions in no way define, limit, extend or describe the scope of this Agreement nor the effect of any of its provisions.

(e)                 Confidentiality.   Each Limited Partner agrees that it and anyone having knowledge through it shall not make independent use of or knowingly disclose to any other person any aspect of the General Partner’s trading method, except that a Limited Partner may communicate such information in confidence to its personal attorneys, accountants and tax advisers as is relevant to their services.

(f)                  Consent to Jurisdiction. All controversies arising hereunder or in connection with the affairs of the Partnership shall be brought in the state or federal courts located in the State of Connecticut and all Partners and permitted assignees hereby irrevocably consent to such jurisdiction and venue.

(g)                Powers of Limited Partners. The Limited Partners shall take no part in the conduct or control of the Partnership business and shall have no authority or power to act for or to bind the Partnership.

(h)                Manner of Execution. This Agreement may be executed by power-of-attorney embodied in a Subscription Agreement and Power of Attorney or similar instrument with the same effect as if the parties executing the Subscription Agreement and Power of Attorney or similar instrument had all executed one counterpart of this Agreement; provided that this Agreement may also be executed in several counterparts provided that each separate counterpart shall have been executed by the General Partner.

(i)                  Tax Elections; Determination of Matters Not Provided for in this Agreement. The General Partner is designated as the “Tax Matters Partner” and the “partnership representative” for the Partnership and shall be empowered to exercise any authority granted to it under the Code and to make or revoke any elections now or hereafter required or permitted to be made by the Code or any state or local tax law. The Partnership shall reimburse the costs and expenses of the partnership representative. The Partners agree, upon request by the General Partner or the Partnership, to timely provide any information and comply with any requirements that the Partnership’s Tax Matters Partner or partnership representative determines is or are necessary or advisable to reduce the amount of any tax (including an imputed underpayment of tax), interest, penalties or similar amounts the cost of which is (or would otherwise be) borne by the Partnership (directly or indirectly).

The General Partner shall be empowered to decide in a fair and equitable manner any questions arising with respect to this Partnership or to this Agreement, and to make such provisions as the General Partner deems to be in, or not opposed to, the best interests of the Partnership but which are not specifically set forth herein.

(j)       Entire Agreement; Amendment and Restatement. This Agreement sets forth the entire agreement and understanding of the parties with respect to the subject matter hereof and amends, restates and supersedes all prior agreements (including the Prior Agreement) and undertakings with respect hereto.

IN WITNESS WHEREOF, the undersigned has executed this Agreement as of the year and date first above written.

General Partner

Millburn Ridgefield Corporation

By:	/s/ Barry Goodman
Barry Goodman
Co–Chief Executive Officer and
Executive Director of Trading